Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Baywood International, Inc.:

     We consent to the incorporation by reference in the registration statements of Baywood International, Inc., on Form S-8 (File No. 333-16663) filed on November 22, 1996 and Form S-8 (File No. 333-73467) filed on March 5, 1999 of our report dated April 22, 2005, on the consolidated balance sheets of Baywood International, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the two-year period ended December 31, 2004 and 2003, which report appears in the December 31, 2004 Annual Report on Form 10-KSB of Baywood International, Inc.

/s/ Epstein, Weber & Conover P.L.C.
Scottsdale, Arizona

May 11, 2005